UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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APPTIO, INC.

(Name of Registrant as Specified In Its Charter)

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APPTIO, INC.

11100 NE 8TH STREET, SUITE 600

BELLEVUE, WASHINGTON 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Pacific Time on Thursday, July 27, 2017

Dear Stockholders of Apptio, Inc.:

We cordially invite you to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Apptio, Inc., a Delaware corporation, which will be held on Thursday, July 27, 2017 at 8:30 a.m. Pacific Time, at 11100 NE 8th Street, Suite 600 in Bellevue, Washington 98004, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the three Class I director nominees named in the accompanying proxy statement to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on June 6, 2017 as the record date for the Annual Meeting.  Only stockholders of record on June 6, 2017 are entitled to notice of and to vote at the Annual Meeting.  Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about June 13, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet, telephone or by mail (if you receive printed proxy materials) and includes instructions on how to receive a paper copy of our proxy materials.  The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com.  All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

We appreciate your continued support of Apptio.

By order of the Board of Directors,

John Morrow

Secretary

Bellevue, Washington

June 13, 2017

APPTIO, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Pacific Time on Thursday, July 27, 2017

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at the 2017 annual meeting of stockholders of Apptio, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).  The Annual Meeting will be held on Thursday, July 27, 2017 at 8:30 a.m., Pacific Time, at 11100 NE 8th Street, Suite 600 in Bellevue, Washington 98004.  The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about June 13, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•

the election of the three Class I director nominees named in the accompanying proxy statement to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and
•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Sunny Gupta, Ravi Mohan and Kathleen Philips as Class I directors; and
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on June 6, 2017, the record date for the Annual Meeting, may vote at the Annual Meeting.  As of the record date, there were 21,531,304 shares of our Class A common stock outstanding and 18,201,811 shares of our Class B common stock outstanding.  Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  Stockholders are not permitted to cumulate votes with respect to the election of directors.  Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal.  Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting.  Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders.  If your shares are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares.  Beneficial owners are also invited to attend the Annual Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.  Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.  “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law.  The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.  Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 26, 2017 (have your Notice or proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call), until 11:59 p.m. Eastern Time, on July 26, 2017;
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

Even if you plan to participate in the Annual Meeting in person or online, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet.  However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.  As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	completing and mailing a later-dated proxy card;
•	notifying the corporate secretary of Apptio, Inc., in writing, at Apptio, Inc., Attn: Corporate Secretary, 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004; or
•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited.  Therefore, admission will be on a first-come, first-served basis.  Registration will open at 8:00 a.m. Pacific Time and the Annual Meeting will begin at 8:30 a.m. Pacific Time.  Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and
•

if you are a street name stockholder, proof of beneficial ownership as of June 6, 2017, the record date, such as your most recent account statement reflecting your stock ownership as of June 6, 2017, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.  Please allow ample time for check-in.  Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Sunny Gupta, Kurt Shintaffer and John Morrow have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares.  If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet.  The Notice containing instructions on how to access our proxy materials is first being mailed on or about June 13, 2017 to all stockholders entitled to vote at the Annual Meeting.  Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.  We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How do we solicit proxies for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting.  We will bear all expenses associated with this solicitation.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares.  In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 2) is considered to be routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. The election of directors (Proposal No. 1) is considered non-routine under applicable rules. Absent direction from you, your broker will not have discretion to vote on the election of directors, and therefore there may be broker non-votes in connection with this proposal.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K after they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs, and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials.  To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following:

Apptio, Inc.

Attention: Corporate Secretary

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

Tel: (866) 470-0320

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than February 13, 2018.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals should be addressed to:

Apptio, Inc.

Attention: Corporate Secretary

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before such meeting by or at the direction of our board of directors, or (3) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2018 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than March 30, 2018; and
•	not later than the close of business on April 29, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2018 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2018 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of our 2018 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our corporate secretary at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investors.apptio.com.  You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting:

We will hold the Annual Meeting on Thursday, July 27, 2017 at 8:30a.m., Pacific Time, at 11100 NE 8th Street, Suite 600 in Bellevue, Washington 98004. Directions are as follows:

From I-405 Northbound: Take exit 13A-B. Merge onto NE 8th Street westbound. After approximately two-tenths of a mile, the destination will be on your right.

From I-405 Southbound: Take exit 13B. Use the right turn lane to turn slightly right onto NE 8th Street. After approximately 200 feet, the destination will be on your right.

From Sea-Tac Airport: Start by going southeast on South Exit Drive towards Terminal/Parking/Rental Car Return. Go north on International Boulevard/Pacific Highway South toward South 180th Street. Turn right onto Washington 518 East ramp to Interstate 405/Interstate 5/Renton. Merge onto WA-518 East. Use left lane to merge onto I-405 North toward Renton. Take exit 13A-B. Merge onto NE 8th Street westbound. After approximately two-tenths of a mile, the destination will be on your right.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial owner and hold your shares in “street name,” we will ask you to present proof of ownership as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership as of the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members.  Seven of our directors are independent within the meaning of the listing standards of the NASDAQ Global Market.  Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of June 6, 2017, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Sunny Gupta	I	46	President, Chief Executive Officer and Director	2007	2017	2020
Ravi Mohan	I	50	Director	2010	2017	2020
Kathleen Philips*(1)(2)	I	50	Director	2017	2017	2020
Continuing Directors
Thomas Bogan(1)(2)	II	65	Chairman	2007	2018	—
Peter Klein(1)(4)	II	54	Director	2013	2018	—
Matthew McIlwain(3)(6)	II	52	Director	2007	2018	—
John McAdam(2)(3)(5)	III	66	Director	2013	2019	—
Rajeev Singh(1)	III	48	Director	2010	2019	—

*        Joined the board of directors in May 2017

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Chairman of our audit committee
(5)	Chairman of our compensation committee
(6)	Chairman of our nominating and corporate governance committee

Nominees for Director

Sunny Gupta, our co-founder, has served as chief executive officer, president and a member of our board of directors since October 2007. Mr. Gupta previously served as chief executive officer of iConclude Co. until its acquisition by Opsware, Inc. in April 2007, following which he served as executive vice president of products of Opsware, Inc. until its acquisition by Hewlett-Packard Company in September 2007. Previously, Mr. Gupta held positions at IBM Corporation and Rational Software. Mr. Gupta holds a B.S. in computer science from the University of South Carolina – Coastal Carolina.

We believe Mr. Gupta’s perspective and experience as one of our co-founders and as our chief executive officer qualify him to serve on our board.

Ravi Mohan has served as a member of our board of directors since August 2010. Since April 2004, Mr. Mohan has served as a managing director of Shasta Ventures, a venture capital firm, which he co-founded. Previously, Mr. Mohan held positions at Battery Ventures, McKinsey & Company, Hyperion Software Corporation, and MIC, a software development firm based in India. He currently serves on the boards of directors of multiple private companies. Mr. Mohan holds a B.S. in operations research and industrial engineering from Cornell University and an M.B.A. from the University of Michigan Business School.

We believe Mr. Mohan’s experience advising growth-oriented technology companies as a venture capital investor, coupled with his experience as a director of various companies, qualifies him to serve on our board.

Kathleen Philips has served as a member of our board of directors since May 2017. She has served as Zillow Group, Inc.’s chief financial officer and treasurer since August 2015, chief legal officer since September 2014, and secretary since July 2010. During her tenure with Zillow Group, Ms. Philips has held many leadership positions, including chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from the University of Chicago.

We believe Ms. Philips’ senior management experience at a growth-oriented, publicly-traded company qualifies her to serve on our board.

Continuing Directors

Thomas Bogan has served as a member of the board of directors since November 2007, as a member of the audit committee and compensation committee since December 2007, and as the chairman of the board of directors since February 2012. Since January 2015, Mr. Bogan has served as chief executive officer of Adaptive Insights, Inc., a SaaS company. From January 2010 to December 2014, Mr. Bogan was an independent director and investor and also served as a venture partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, he served as a partner at Greylock Partners. Previously, Mr. Bogan served as president of Rational Software, an S&P 500 enterprise software company, and as president and chief executive officer of two early stage technology companies. Mr. Bogan previously served as a member of the board of directors of Citrix Systems, Inc., a publicly-traded software company, PTC Inc., a publicly-traded product development software company, and Rally Software Development Corp., a publicly-traded provider of cloud-based solutions for managing agile software development. Mr. Bogan holds a B.S. in accounting from Stonehill College.

We believe Mr. Bogan’s senior management experience in the software industry, both as a chief executive officer and director, qualify him to serve on our board.

Peter Klein has served as a member of the board of directors and as chairman of the audit committee since November 2013. From January 2014 to June 2014, Mr. Klein served as chief financial officer of William Morris Endeavor Entertainment, LLC, or WME, a marketing firm. Prior to joining WME, Mr. Klein spent over 11 years at Microsoft Corporation, including serving as chief financial officer from November 2009 until May 2013. Previously, he held senior finance positions with McCaw Cellular Communications, Orca Bay Capital Corporation, Asta Networks Inc. and Homegrocer.com, Inc. Mr. Klein currently serves on the board of directors of F5 Networks Inc., a publicly-traded provider of application delivery networking technology. Mr. Klein holds a B.A. in history from Yale University and an M.B.A. from the University of Washington.

We believe Mr. Klein’s extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest software companies, qualifies him to serve on our board.

Matthew McIlwain has served as a member of our board of directors since November 2007, as a member of the audit committee from December 2007 to July 2015 and as a member of the compensation committee from December 2007 to December 2014. He has served as chairman of the nominating and governance committee since July 2015. Since 2002, Mr. McIlwain has served as a managing director of Madrona Venture Group, a venture capital firm. Previously, Mr. McIlwain held positions at Genuine Parts Company, McKinsey & Company and Credit Suisse First Boston. Mr. McIlwain currently serves on the boards of multiple private companies, and previously served on the board of directors of Isilon Systems, a computer hardware and software company (acquired by EMC Corporation). Mr. McIlwain received a B.A. in government and economics from Dartmouth College, M.A. in public policy from Harvard University’s Kennedy School of Government and an M.B.A. from Harvard Business School.

We believe Mr. McIlwain’s experience advising growth-oriented technology companies as an investment banker, management consultant, venture capital investor and director qualifies him to serve on our board.

John McAdam has served as a member of our board of directors since February 2013, as chairman of the compensation committee since December 2014 and as a member of the nominating and corporate governance committee since November 2015. From July 2000 to July 2015 and from December 2015 until April 2017, Mr. McAdam served as president and chief executive officer of F5 Networks Inc., a provider of application delivery networking technology. Previously, he served as general manager of the web server sales business at IBM Corporation and as president and chief operating officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems (acquired by IBM Corporation). Mr. McAdam currently serves as a member of the board of directors of F5 Networks, Nutanix, Inc., a publicly-traded software company that focuses on infrastructure appliances, and Tableau Software, Inc., a publicly-traded business analytics software company, and previously served as chairman of F5 Networks. Mr. McAdam holds a B.S. in computer science from the University of Glasgow, Scotland.

We believe Mr. McAdam’s sixteen year tenure as the president and chief executive officer of a publicly-traded technology company qualifies him to serve on our board.

Rajeev Singh has served as a member of our board of directors since October 2010 and as a member of the audit committee since July 2015. Since November 2015, Mr. Singh has served as the chief executive officer of Accolade, a consumer healthcare engagement services company. From September 2005 to January 2015, Mr. Singh served as president of Concur Technologies, or Concur, a SaaS travel and expense management company, which he co-founded in 1993 (acquired by SAP). Previously, Mr. Singh held positions at Ford Motor Company and General Motors. From April 2008 until January 2015, Mr. Singh served on Concur’s board. Mr. Singh holds a B.S.E. from Western Michigan University.

We believe Mr. Singh’s senior leadership experience at one of the world’s largest enterprise SaaS companies, which created the SaaS travel and expense market, qualifies him to serve on our board.

Director Independence

Under the rules of The NASDAQ Global Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of this offering. In addition, the rules of The NASDAQ Global Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of The NASDAQ Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In April and May 2017, the board of directors undertook a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Ms. Philips or Messrs. Bogan, Klein, McAdam, McIlwain, Mohan or Singh, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Global Market. The board of directors also determined that Ms. Philips and Messrs. Bogan, Klein and Singh, who comprise our audit committee, Ms. Philips and Messrs. Bogan and McAdam, who comprise our compensation committee, and Messrs. McIlwain and McAdam, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Global Market.

In making this determination, the board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at http://investors.apptio.com, the board of directors shall fill the chairperson of the board of directors and chief executive officer positions based upon the board of directors’ view of what is in the best interests of the company. The chief executive officer and chairperson may, but need not be, the same person.

Lead Independent Director

If the chairperson of the board of directors is an executive of our company, the board of directors shall elect a “lead independent director,” who will have the responsibility to schedule and prepare agendas for meetings of outside directors. The lead independent director may communicate with the chairperson and the chief executive officer, disseminate information to the rest of the board of directors in a timely manner, raise issues with management on behalf of the outside directors when appropriate, and facilitate communications between management and the outside directors. In addition, the lead independent director may have other responsibilities, including calling meetings of outside directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with stockholders, building a productive relationship between the board of directors and the chief executive officer, ensuring that the board of directors fulfills its oversight responsibilities in company strategy, risk oversight and succession planning, and performing such other duties as the board of directors may from time to time designate. Nevertheless, all members of the board of directors are encouraged to communicate with the chief executive officer.

As long as the chairperson is an independent, non-employee director, the “lead independent director” responsibilities shall reside with the chairperson. Currently, Mr. Bogan is the chairman of the board of directors, and thus, also the lead independent director.

Board Meetings and Committees

During 2016, our board of directors held nine meetings (including regularly scheduled and special meetings), and each director attended more than 75% of the aggregate of (1) the total number of meetings of our board of directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. Ms. Philips joined the board of directors in 2017.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.  The composition and responsibilities of each of the committees of our board of directors is described below.  Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Klein, Mr. Bogan, Ms. Philips and Mr. Singh, with Mr. Klein serving as the chairman.  Each member of our audit committee meets the requirements for independence for audit committee members under the listing standards of The NASDAQ Global Market and SEC rules and regulations.  Each member of our audit committee also possesses financial sophistication, as defined under the rules of The NASDAQ Global

Market.  In addition, our board of directors has determined that Mr. Klein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended.  Our audit committee is responsible for, among other things:

•	approving the hiring, discharging and compensation of our independent auditors;
•	overseeing the work of our independent auditors;
•	approving engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviewing the qualifications, independence and performance of the independent auditors;
•	reviewing financial statements, critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls;
•	overseeing the management of risks relating to accounting, financial reporting and other matters; and
•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Global Market.  A copy of the charter of our audit committee is available on our website at http://investors.apptio.com.  During our fiscal year ended December 31, 2016, our audit committee held four meetings.

Compensation Committee

Our compensation committee consists of Mr. McAdam, Mr. Bogan and Ms. Philips, with Mr. McAdam serving as the chairman.  Each member of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of The NASDAQ Global Market and SEC rules and regulations, including Rule 10C-1 under the Exchange Act.  Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.  Our compensation committee is responsible for, among other things:

•	reviewing and recommending policies relating to compensation and benefits of our officers and employees;
•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•	evaluating the performance of our officers in light of established goals and objectives;
•	recommending compensation of our officers based on its evaluations; and
•	administering the issuance of stock options and other awards under our stock plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Global Market.  A copy of the charter of our compensation committee is available on our website at http://investors.apptio.com.  During our fiscal year ended December 31, 2016, our compensation committee held three meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. McIlwain and Mr. McAdam, with Mr. McIlwain serving as the chairman.  Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The NASDAQ Global Market and SEC rules and regulations.  Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;
•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;
•	recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and
•	reviewing and making recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of The NASDAQ Global Market.  A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.apptio.com.  Given that we were still a private company prior to our initial public offering on September 23, 2016, during our fiscal year ended December 31, 2016, our nominating and corporate governance committee did not meet as a separate body.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Ms. Philips and Messrs. Bogan and McAdam. They are not officers or employees of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees.  In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.  Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences.  In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints.  Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Any vacancies on the board of directors occurring between our annual meetings of stockholders may be filled by persons selected by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so elected will serve for the remaining term of the class of directors in which the vacancy occurred.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experiences, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Apptio, Inc., Attention: Corporate Secretary, 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004. We must receive the notice no earlier than March 30, 2018, and no later than April 29, 2018. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

The board of directors believes that management speaks for our company. Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that directors would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with the non-management directors, messages can be sent by mail to the attention of the corporate secretary of Apptio, Inc., at Apptio, Inc., 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004. We will forward such communications, as appropriate, to the appropriate member(s) of the board of directors or, if none is specified, to the Chairperson or Lead Independent Director, as applicable

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website, http://investors.apptio.com.  The information on, or that can be accessed through, our website is not part of this filing. We intend to disclose any amendments to the code of conduct and ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Risk Management

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks. The audit committee is responsible for the initial review and oversight of risk assessment and risk management for the company, as well as overseeing the management of risks relating to accounting matters and financial reporting, information security, and legal matters. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Director Compensation

The compensation committee retained Radford to provide recommendations on director compensation based on an analysis of market data compiled from certain public technology companies. Based on the recommendation of Radford, our board of directors approved certain compensation to our non-employee directors under our Outside Director Compensation Policy, which was adopted by our board of directors and approved by our stockholders in September 2016. The Outside Director Compensation Policy provides for the following cash compensation program for non-employee directors:

•	$8,750 retainer per quarter for each non-employee director;
•	$6,250 retainer per quarter for the chairperson of our board of directors;
•	$3,750 retainer per quarter for our lead independent director (if applicable);
•	$5,000 retainer per quarter for the chairperson of the audit committee or $2,500 retainer per quarter for each other member of the audit committee;
•	$2,500 retainer per quarter for the chairperson of the compensation committee or $1,250 retainer per quarter for each other member of the compensation committee; and
•	$1,750 retainer per quarter for the chairperson of the nominating and governance committee or $875 retainer per quarter for each other member of the nominating and governance committee.

Prior to the adoption of the Outside Director Compensation Policy, our non-employee directors did not receive any cash retainer fees during 2016.

In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $300,000. Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholders meeting automatically will be granted an annual restricted stock unit award with a value of $150,000 (provided that the director has provided services as a non-employee director for at least nine months prior to the award’s grant date). Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock subject thereto. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on the one-year anniversary of the date of grant and the remainder scheduled to vest quarterly thereafter in equal installments over the remaining two years, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director pursuant to our Outside Director Compensation Policy or otherwise under our 2016 equity incentive plan will fully vest and become immediately exercisable.

In any fiscal year, a non-employee director may be issued cash payments with a value of no more than $200,000, increased to $250,000 for any non-employee director serving as chairperson of our board of directors, lead independent director, or chairperson of the audit committee. Further, in any fiscal year, a non-employee director may be granted equity awards with an aggregate grant date fair value of no more than $450,000, increased to $600,000 in the fiscal year of his or her initial service as a non-employee director. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward these limits.

We also reimburse director expenses for attending meetings of the board of directors.

The following table sets forth information concerning the compensation paid or accrued for services rendered to us by non-employee members of the board of directors for the year ended December 31, 2016. Mr. Gupta, who is an employee, does not receive additional compensation for his services as a director. Compensation paid or accrued for services rendered to us by Mr. Gupta in his role as chief executive officer is set forth in the section titled “Executive Compensation.”

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas Bogan	20,584	—	—	20,584
Peter Klein	15,095	—	—	15,095
John McAdam	13,311	—	—	13,311
Matt McIlwain	11,527	—	—	11,527
Ravi Mohan	9,606	—	—	9,606
Rajeev Singh	12,351	—	—	12,351

The table below shows the aggregate number of stock options and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2016:

Name	Shares Subject to Options	Stock Awards
Thomas Bogan	30,000	—
Peter Klein	118,127	—
John McAdam	118,127	—
Matt McIlwain	30,000	—
Ravi Mohan	30,000	—
Rajeev Singh	30,000	—

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members.  In accordance with our certificate of incorporation, our board of directors is divided into three staggered classes of directors.  At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.  This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Sunny Gupta, Ravi Mohan and Kathleen Philips as nominees for election as Class I directors at the Annual Meeting.  If elected, each of Ms. Philips and Messrs. Gupta and Mohan will serve as Class I directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified.  Each of the nominees is currently a director of our company.  For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Philips and Messrs. Gupta and Mohan.  We expect that each of Ms. Philips and Messrs. Gupta and Mohan will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.  If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.  Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2017.  During our fiscal year ended December 31, 2016, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders.  At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2017.  Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 31, 2015 and 2016.

	2016	2015
Audit fees (1)	$1,034,435	$866,996
Tax fees (2)	64,893	6,077
Total fees	$1,099,328	$873,073

(1)

Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements included in our registration statement on Form S-8, registration statement on Form S-1, and review of the unaudited quarterly financial statements included in our quarterly reports on Form 10-Q.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

Pursuant to its charter and the policy described further below, our audit committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, PwC.  Our audit committee has determined that the rendering of non-audit services for tax compliance and structure advice, privacy, and ISO 27001 attestation services by PwC is compatible with maintaining the independence of PwC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the audit committee provides for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The chairperson of the audit committee, or a member of the audit committee delegated by the chairperson of the audit committee, may pre-approve all audit and permissible non-audit and tax services that may be provided by our independent registered public accounting firm, as long as (1) this pre-approval is reported to the full audit committee at its scheduled meetings and (2) the fees for any individual services or set of related services approved pursuant to such delegation do not exceed $100,000.

The audit committee has determined that the rendering of services by PricewaterhouseCoopers is compatible with maintaining the principal accountant’s independence.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules and regulations of the SEC.  The audit committee operates under a written charter approved by the board of directors, which is available on the investor section of the company’s website at www.apptio.com.  The composition of the Audit Committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements.  The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements.  It is the responsibility of the audit committee to oversee these activities.  It is not the responsibility of the audit committee to prepare the company’s financial statements.  These are the fundamental responsibilities of management.  In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;
•

discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PwC required by applicable requirements of the Public company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Peter Klein (Chairman)

Thomas Bogan

Rajeev Singh

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of June 6, 2017.  Our executive officers are appointed by, and serve at the discretion of, our board of directors.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Sunny Gupta	46	President, Chief Executive Officer and Director
Lawrence Blasko	47	Chief Revenue Officer
Ted Kummert	53	Executive Vice President, Engineering and Cloud Operations
John Morrow	47	Executive Vice President, Corporate Development, General Counsel and Secretary
Christopher Pick	46	Chief Marketing Officer
Kurt Shintaffer	43	Chief Financial Officer

Sunny Gupta. See “Board of Directors and Corporate Governance – Nominees for Director” for Mr. Gupta’s biographical information.

Lawrence Blasko has served as our chief revenue officer since July 2016. He previously served as our senior vice president of worldwide sales from May 2013 to June 2016, and as vice president of worldwide sales from September 2009 to April 2013. Previously, he held positions at Hewlett-Packard, serving as the vice president of enterprise sales for the eastern U.S. from July 2008 to September 2009, Opsware, Inc. (acquired by Hewlett-Packard), where he served as the senior vice president of sales for Americas east and public sector from January 2005 to July 2008, in addition to previous sales and sales leadership roles at Veritas Software (acquired by Symantec) and Computer Associates. Mr. Blasko also served as a commissioned officer in the United States Army from September 1991 through September 1995. Mr. Blasko holds a B.S. in criminal justice from the University of Scranton and an M.B.A. from The George Washington University.

Ted Kummert has served as executive vice president, engineering and cloud operations since November 2013. From February 2013 to November 2013, Mr. Kummert served as a venture partner at Madrona Venture Group, a venture capital firm. From January 2007 to January 2013, Mr. Kummert served as corporate vice president of the business platform division at Microsoft Corporation, where he led the development of several key Microsoft enterprise products. Previously, Mr. Kummert held positions at Apple and Hewlett-Packard. Mr. Kummert holds a B.S. in electrical engineering from the University of Washington.

John Morrow has served as executive vice president, corporate development, general counsel and secretary since March 2015. From January 2015 to February 2015, Mr. Morrow served as senior vice president, corporate development, general counsel and secretary. From September 2014 until January 2015, Mr. Morrow served as senior vice president, general counsel and secretary. From June 2006 to March 2014, Mr. Morrow served as a senior executive at Vertafore, Inc., a provider of cloud-based solutions to the insurance industry, most recently as senior vice president, corporate development and legal affairs, general counsel and secretary. Previously, Mr. Morrow was a shareholder at Heller Ehrman LLP, and held positions at Venture Law Group and Baker & Hostetler LLP. Mr. Morrow holds a B.A. in political science from DePauw University and a J.D. from the University of Notre Dame Law School.

Christopher Pick has served as chief marketing officer since September 2010. From May 2009 to August 2010, Mr. Pick served as entrepreneur in residence at Austin Ventures, a venture capital firm, where he evaluated potential investments in the software section. Previously, he was the chief marketing officer and vice president of products at NetIQ, Inc. and a senior manager at Ernst & Young LLP. Mr. Pick attended the University of Calgary.

Kurt Shintaffer, our co-founder, has served as chief financial officer since March 2015. He previously served as chief financial officer from December 2007 to October 2013 as senior vice president of worldwide accounting and finance from November 2013 to March 2015 and as a member of our board of directors from October 2007 to January 2013. Previously, he held positions at iConclude Co. (acquired by Opsware, Inc.), Pacific Edge Software, Inc. and Ernst & Young LLP. Mr. Shintaffer holds a B.A. in business administration from the University of Washington.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

The formal evaluation of the chief executive officer and the other executive officers is made in the context of annual compensation review by the compensation committee, which may include appropriate input from other members of the board of directors. The chief executive officer’s compensation is recommended by the compensation committee for approval by the full board of directors. The compensation committee’s evaluation is based on objective criteria, including performance of the business and accomplishment of long-term strategic objectives and annual operating plan performance in accordance with the principles and criteria established by the compensation committee. The evaluation of the compensation of executive officers other than the chief executive officer is done in consultation with the chief executive officer.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. The compensation committee retained Radford, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged Radford to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our principal executive officer during 2016 and (ii) the two most highly compensated of our other executive officers who received compensation during 2016 exceeding $100,000 and who were executive officers on December 31, 2016. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)(3)	Total ($)
Sunny Gupta	2016	308,192	—	—	—	102,000	2,490	412,682
President and Chief	2015	300,000	—	—	2,289,557	143,588	2,550	2,735,695
Executive Officer
Barbara Gordon (4)	2016	114,087	—	—	977,883	57,192	1,393	1,150,554
Former Chief Customer Officer
Chris Pick (5)	2016	250,000	—	—	227,156	50,000	11,488	538,644
Chief Marketing Officer

(1)

The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted, and the amounts have been computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, using the Black-Scholes option pricing model, and are not necessarily an indication of the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the stock underlying such awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The material terms of each option granted in 2016 are set forth in the section captioned “Outstanding Equity Awards at December 31, 2016.”

(2)

The amounts reported in the Non-Equity Incentive Plan Compensation column for 2016 represent the amounts earned and payable under the 2016 Executive Bonus Plan, all of which were paid in 2017.The amounts reported in the Non-Equity Incentive Plan Compensation column for 2015 represent the amounts earned and payable under the 2015 Executive Bonus Plan, all of which were paid in 2016.

(3)

These amounts represent the value of company-paid parking and group life insurance premiums and imputed income. With respect to Mr. Pick, the amounts include the reimbursement of $8,998 in family travel expenses for Mr. Pick relating to a European customer event.

(4)

Ms. Gordon was not a named executive officer in 2015. Ms. Gordon joined us in July 2016 and the amounts reflect a partial year of service. On April 27, 2017, Ms. Gordon tendered her resignation from the company with her last day of employment on May 5, 2017.

(5)	Mr. Pick was not a named executive officer in 2015.

Non-Equity Incentive Plan Compensation

Each of our named executive officers during 2016 participated in our 2016 Executive Bonus Plan pursuant to which the participant was eligible to receive cash incentive-based compensation for 2016 based on achievement of specified performance goals. Mr. Gupta’s and Mr. Pick’s bonuses were subject to achievement of corporate performance goals relating to new subscription performance, year-over-year retention rate of customer revenue and operating cash flow burn. Barbara Gordon’s bonus was contingent on the achievement of various individual performance objectives, and was pro-rated to reflect that she joined Apptio in the middle of the year. Following the end of 2016, in reviewing the level of achievement of the individual and corporate performance goals for the year, our compensation committee and, in the case of Mr. Gupta, our board of directors, took into account various relevant factors and approved payment of the bonuses set forth in the Summary Compensation Table above.

Employment Arrangements

The compensation committee has retained Radford, a national compensation consultant, to provide recommendations on executive compensation based on an analysis of market data compiled from certain public technology companies. Each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement.

Sunny Gupta

For 2016, Mr. Gupta’s annual base salary was initially $300,000 and his target bonus opportunity was $150,000. Upon the closing of our initial public offering on September 28, 2016, Mr. Gupta’s salary increased to $330,000, and his bonus target increased to $240,000 for the full 2016 year. Effective April 1, 2017, Mr. Gupta’s base salary was increased to $340,000 and his target bonus increased to $340,000 for the full 2017 year. We also have granted Mr. Gupta certain equity awards. The terms of his awards outstanding as of the end of 2016 are described further below. Mr. Gupta is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

Chris Pick

For 2016, Mr. Pick’s annual base salary was $250,000 and his target bonus opportunity was $100,000. Effective April 1, 2017, Mr. Pick’s base salary was increased to $275,000 and his target bonus increased to $125,000 for the full 2017 year. We also have granted Mr. Pick certain equity awards. The terms of his awards outstanding as of the end of 2016 are described further below. Mr. Pick is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

Barbara Gordon

Ms. Gordon joined Apptio in July, 2016. On July 18, 2016, the company and Ms. Gordon executed an offer letter governing the terms of Ms. Gordon’s employment as our chief customer officer. The offer letter provides a base salary of $250,000 per year and annual variable compensation earnings of $125,000, subject to Ms. Gordon’s achievement of specific objectives. On July 26, 2016, pursuant to the offer letter and with the approval of the compensation committee, Ms. Gordon received an equity award described further below. Ms. Gordon was eligible to participate in the employee benefit plans generally available to our employees and maintained by us. On April 27, 2017, Ms. Gordon tendered her resignation from the company with her last day on May 5, 2017.

Outstanding Equity Awards at December 31, 2016

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2016.

	Option Awards(1)
			Number of Securities Underlying Unexercised Options (#)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date
Sunny Gupta	10/11/11		450,000		—		2.39	12/20/21
	4/01/14		182,000	(2)(4)	—		11.46	6/18/24
	5/01/16	(5)	—		400,000	(5)	14.31	11/06/25
Barbara Gordon	7/18/16		—		175,000	(6)	14.31	7/26/26
Chris Pick	9/01/10		341,000	(3)	—		1.88	9/15/20
	5/29/13		40,312	(3)	4,688	(3)	8.95	6/15/23
	4/01/14		23,333	(4)	11,667	(4)	11.46	6/18/24
	4/01/15		10,416	(4)	14,584	(4)	13.55	2/20/25
	5/01/16	(5)	—		70,000	(5)	14.31	11/06/25
	5/01/16		—		40,000	(6)	14.31	5/27/26

(1)	All options listed are options to purchase shares of our Class B common stock and were granted pursuant to our 2011 Executive Equity Incentive Plan.
(2)

The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option. Any shares issued upon early exercise of the options, are subject to our right of repurchase to the extent they remain unvested if the named executive officer ceases to provide continued services with us. Vesting of all options is subject to continued service through the applicable vesting date.

(3)

Twenty-five percent of the shares subject to the option are scheduled to vest on the one year anniversary of the vesting commencement date and 1/48 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date. Notwithstanding the foregoing, in the event of a change in control, 25% of the shares subject to the option shall vest, and if the named executive officer’s employment is terminated other than for cause anytime following such change in control or such named executive officer resigns for good reason anytime following such change in control, an additional 25% of shares subject to the option shall vest.

(4)

Twenty-five percent of the shares subject to the option are scheduled to vest on the one year anniversary of the vesting commencement date and 1/48 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date. Notwithstanding the foregoing, in the event of a change in control, 25% of the shares subject to the option shall vest, and if the named executive officer’s employment is terminated other than for cause anytime following such change in control or such named executive officer resigns for good reason upon or within 365 days following such change in control, an additional 25% of shares subject to the option shall vest.

(5)

The vesting commencement date for 50% of the shares subject to the option, or the First Vesting Commencement Date, is May 1, 2016. The vesting commencement date for the remaining 1/2 of the shares subject to the option, or the Second Vesting Commencement Date, is September 29, 2016. 1/8 of the shares subject to the option are scheduled to vest on the first anniversary of the First Vesting Commencement Date, and 1/96 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the First Vesting Commencement Date for the next 36 months, subject to the named executive officer’s continued service through each such date. Similarly, 1/8 of the shares subject to the option are scheduled to vest on the first anniversary of the Second Vesting Commencement Date, and 1/96 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the Second Vesting Commencement Date for the next 36 months, subject to the named executive officer’s continued service through each such date. Notwithstanding the foregoing, if the named executive officer’s employment is terminated other than for cause anytime following a change in control or such named executive officer resigns for good reason upon or within 365 days following such change in control, 100% of the shares subject to the option shall vest, except with respect to any previously terminated portion.

(6)

Twenty-five percent of the shares subject to the option are scheduled to vest on the one year anniversary of the vesting commencement date and 1/48 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date. Notwithstanding the foregoing, if the named executive officer’s employment is terminated other than for cause anytime following a change in control or such named executive officer resigns for good reason upon or within 365 days following such change in control, 100% of the shares subject to the option shall vest, except with respect to any previously terminated portion.

Potential Payments upon Termination or Change-In-Control

Our board of directors adopted an Executive Change in Control Severance Plan, or our Change in Control Plan, in September 2016. We have entered into a participation agreement where each of our named executive officers has become a participant in the Change in Control Plan.

Under the Change in Control Plan, for the period from the date of a change in control (as defined in the Change in Control Plan) until 12 months following the change in control, if the named executive officer in the Change in Control Plan is terminated for any reason other than cause (as defined in the Change in Control Plan), death or disability or he or she voluntarily resigns for good reason (as defined in the Change in Control Plan), the named executive officer will receive the following severance benefits, subject to signing and not revoking a release of claims in our favor:

(1) a lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the greater of (a) his or her annualized base salary as of immediately before his or her termination of employment or (b) his or her annualized base salary as of immediately before the change in control; provided, in each case, that if the termination is due to good reason based on a material reduction in base salary, then his or her annualized base salary amount as in effect immediately prior to such reduction,

(2) a lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the greater of (a) his or her annualized target bonus amount under the applicable bonus plan as of the fiscal year in which his or her termination of employment occurs and (b) his or her annualized target bonus amount under the applicable bonus plan as of the fiscal year in which the change in control occurs; provided, in each case, that if the termination is due to good reason based on a material reduction in target bonus, then such target bonus amount as in effect immediately prior to such reduction,

(3) any earned but unpaid bonus for a previously completed year, or fiscal period, and

(4) reimbursement of continued health coverage under COBRA for a period of 12 months (or 18 months in the case of Mr. Gupta) following termination.

401(k) Plan

We maintain a 401(k) retirement plan for all employees, including our named executive officers, who satisfy certain eligibility requirements. Participants in our 401(k) plan are able to defer a portion of their eligible compensation, subject to applicable annual plan and Internal Revenue Code limits, on a pre-tax basis, or on a post-tax basis for those employees participating in the Roth 401(k) plan component. Our 401(k) plan permits discretionary matching employer contributions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a).

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2016.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	Class A	771,513(2)	$17.76	4,226,913(3)
	Class B	11,055,524(4)	9.38	—
Equity compensation plans not approved by stockholders	Class B(5)	3,937	10.16	—
Total	Class A and Class B	11,830,974	$9.49	4,226,913

(1)

The weighted average exercise price is calculated based solely on outstanding stock options.  It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)	Includes the Apptio, Inc. 2016 Equity Incentive Plan (2016 Plan).
(3)

Includes the following plans: Our 2016 Plan and Apptio, Inc. 2016 Employee Stock Purchase Plan (ESPP). Our 2016 Plan provides that on the first day of each fiscal year beginning in fiscal 2017, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 5,500,000 shares, (ii) 5% of the outstanding shares of our capital stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine.  Our ESPP provides that on the first day of each fiscal year beginning in fiscal 2017, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 1,600,000 shares, (ii) 1% of the outstanding shares of our capital stock on the first day of such fiscal year, or (iii) such other amount as our board of directors may determine.  On January 1, 2017, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 1,916,887 shares and 383,377 shares, respectively, pursuant to these provisions.  These increases are not reflected in the table above.

(4)	Includes the following plans: Apptio, Inc. 2011 Executive Equity Incentive Plan and Apptio, Inc. 2007 Stock Plan.
(5)

Includes the grant of an option to purchase 3,937 shares of Class B common stock to a service provider of the company on March 31, 2014, which was not issued pursuant to a stockholder-approved equity compensation plan.

Insider Trading Policy

In connection with our initial public offering, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.

Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company. The first trade under a Rule 10b5-1 trading plan may not occur until the later of the termination of the next quarterly blackout period and 60 calendar days after the date the Rule 10b5-1 trading plan was adopted.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of June 6, 2017 for:

•	each beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Applicable percentage ownership is based on 21,531,304 shares of our Class A common stock outstanding and 18,201,811 shares of our Class B common stock outstanding as of June 6, 2017. The holders of Class B common stock have the right to ten votes per share while the holders of Class A have the right to one vote per share.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after June 6, 2017. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Apptio, Inc., 11100 NE 8th Street, Bellevue, Washington 98004.

	Class A Common Stock		Class B Common Stock		Percent of Total Voting
Name of Beneficial Owner	Number	%	Number	%	Power
5% Stockholders:
Sunny Gupta(1)	754	*	6,039,332	32.0	28.7
Gupta Family Irrevocable Trust(2)	—	*	1,860,000	10.2	9.1
Entities affiliated with Madrona Venture Group(3)	—	*	5,199,786	28.6	25.5
Shasta Ventures, L.P.(4)	—	*	2,969,724	16.3	14.6
Entities affiliated with FMR LLC (5)	1,857,666	8.6	—	—	*
Entities affiliated with Morgan Stanley (6)	1,294,592	6.0	—	—	*
Directors and Named Executive Officers
Sunny Gupta(1)	754	*	6,039,332	32.0	28.7
Barbara Gordon(7)	—	*	—	*	*
Chris Pick(8)	—	*	283,185	1.5	1.4
Tom Bogan(9)	—	*	275,618	1.5	1.4
Peter Klein(10)	—	*	118,127	*	*
John McAdam(11)	—	*	118,127	*	*
Matt McIlwain(12)	—	*	5,229,786	28.7	25.7
Ravi Mohan(13)	—	*	2,999,724	16.5	14.7
Kathleen Philips(14)	—	*	—	*	*
Rajeev Singh(15)	—	*	30,000	*	*
All current executive officers and directors as a group (14 persons) (16)	1,131	*	17,165,500	83.9	75.9

*	Represents beneficial ownership of less than one percent (1%).
(1)

Consists of (a) 3,844,833 shares of Class B common stock and 754 shares of Class A common stock held of record by Mr. Gupta, (b) 1,500,000 shares of Class B common stock held of record by PG GRAT of 2016 and (c) 694,499 shares of Class B common stock issuable pursuant to vested stock options exercisable within 60 days of June 6, 2017, of which 664,165 shares are vested. Excludes 1,860,000 shares of Class B common stock held by the Gupta Family Irrevocable Trust, as to which Mr. Gupta disclaims beneficial ownership. Neither Mr. Gupta nor his spouse is a beneficiary of the Gupta Family Irrevocable Trust, nor does Mr. Gupta or his spouse exercise voting or investment control over such shares. The 754 shares of Class A common stock held of record by Mr. Gupta were received in the first quarter of 2017 pursuant to a pro rata distribution of shares by an investment fund, in which Mr. Gupta had an ownership interest.

(2)

Consists of 1,860,000 shares of Class B common stock held of record by Gupta Family Irrevocable Trust. Vineet Gupta, the sole trustee of the Gupta Family Irrevocable Trust, exercises voting and investment control over the shares held of record by Gupta Family Irrevocable Trust.

(3)

Consists of (a) 5,000,040 shares of Class B common stock held of record by Madrona Venture Fund III, L.P. (“Madrona III”) and (b) 199,746 shares of Class B common stock held of record by Madrona Venture Fund III-A, L.P. (“Madrona III-A”). Madrona Investment Partners III, L.P. (“Madrona Investment Partners III”) is the general partner of each of Madrona III and Madrona III-A. Madrona III General Partner, LLC is the general partner of Madrona Investment Partners III. Matt McIlwain, a member of our board of directors, Tom Alberg, Paul Goodrich, Len Jordan, Tim Porter and Scott Jacobson are the managing directors of Madrona III General Partner, LLC and each of them may be deemed to exercise voting and investment power over the shares held of record by Madrona III and Madrona III-A. The address for each of the foregoing entities is 999 Third Avenue, 34th Floor, Seattle, WA 98104.

(4)

Consists of 2,969,724 shares of Class B common stock held of record by Shasta Ventures, L.P. Shasta Ventures GP, LLC is the general partner of Shasta Ventures, L.P. Mr. Mohan, a member of our board of directors, Tod Francis and Robert Coneybeer are the managing members of Shasta Ventures GP, LLC and each of them may be deemed to exercise voting and investment power over the shares held of record by Shasta Ventures, L.P. The address for each of the foregoing entities is 2440 Sand Hill Road, Suite 300, Menlo Park, CA 94025.

(5)

According to a Schedule 13G/A filed by FMR LLC with the SEC on May 10, 2017, as of April 28, 2017, the shares reported consist of 1,857,666 shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies.  Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC, and members of the Johnson family, through their ownership of voting common shares and the execution of a shareholders’ voting agreement with respect to FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

According to a Schedule 13G filed by Morgan Stanley with the SEC on May 22, 2017, as of May 12, 2017, the shares reported consist of 1,294,592 shares of Class A common stock beneficially owned by Morgan Stanley as a parent holding company and are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley. The address for each of the foregoing entities is 1585 Broadway, New York, NY 10036.

(7)	On April 27, 2017, Ms. Gordon tendered her resignation from the company with her last day of employment on May 5, 2017.
(8)	Consists of 283,185 shares of Class B common stock issuable pursuant to vested stock options exercisable within 60 days of June 6, 2017.
(9)

Consists of (a) 245,618 shares of Class B common stock held of record by Mr. Bogan and (b) 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, none of which are vested.

(10)	Consists of 118,127 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, of which 80,783 shares are vested.
(11)	Consists of 118,127 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, of which 88,127 shares are vested.
(12)

See footnote (3) regarding Mr. McIlwain’s relationship with Madrona III and Madrona III-A. Includes 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, none of which are vested.

(13)

See footnote (4) regarding Mr. Mohan’s relationship with Shasta Ventures, L.P. Includes 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, none of which are vested.

(14)	Ms. Philips joined the company’s board of directors in May 2017.
(15)

Excludes 130,422 shares held by the Singh Irrevocable Trust of 2009, as to which Mr. Singh disclaims beneficial ownership. Neither Mr. Singh nor his spouse is a beneficiary of the Singh Irrevocable Trust of 2009, nor does Mr. Singh or his spouse exercise voting or investment control over such shares. Renuka Singh is the sole trustee of Singh Irrevocable Trust of 2009. Includes 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, none of which are vested.

(16)

Consists of (a) 14,905,576 shares of Class B common stock and 1,131 shares of Class A common stock held by the directors and executive officers and (b) 2,259,924 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 6, 2017, of which 2,042,246 are vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship when we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest, other than transactions available to all of our U.S. employees.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction, including, but not limited to: (1) transactions in which a related party’s interest arises only from the related party’s position as a director of another corporation or organization that is a party to the transaction and/or from the indirect or direct ownership by such related party and all other related parties of a less than 10% equity interest in another person (other than a partnership) which is a party to the transaction; (2) transactions in which a related party’s interest arises only from the related party’s position as a limited partner in a partnership in which the related party and all other related parties have an interest of less than 10%, and the related party is not a general partner of and does not hold another position in the partnership; (3) transactions where the related party’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends); and (4) compensation, benefits, and other transactions disclosed in the sections titled “Director Compensation” and “Executive Compensation.”

No member of the audit committee may participate in any review, consideration or approval of any related party transaction whereby such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related party’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related party; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.

The transactions described below were consummated prior to our adoption of the formal, written policy described above and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of Class B common stock and warrants to purchase capital stock, including Tom Bogan, entities affiliated with Madrona Venture Group, Shasta Ventures, L.P., Messrs. Gupta and Shintaffer and trusts affiliated with Mr. Gupta and Shintaffer, and certain other persons. As of June 6, 2017, the holders of 13,514,343 shares of Class B common stock, are entitled to rights with respect to the registration of their shares under the Securities Act.

Voting Agreement

Prior to our initial public offering, all of our directors were elected to the board of directors pursuant to a voting agreement. Upon completion of our initial public offering, the obligations of the parties to the voting agreement to vote their shares so as to elect certain nominees terminated and none of our stockholders has any special rights regarding the nomination, election or designation of members of the board of directors.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers. For a description of these agreements, see the section titled “Limitations on Director and Officer Liability and Indemnification.”

We have entered into agreements with our named executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section titled “Executive Compensation.”

We have granted stock options to our named executive officers, other executive officers and certain of our directors. For a description of these option agreements, see the sections titled “Director Compensation” and “Executive Compensation.”

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation and bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Third Party Compensation of Directors

None of our directors are party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of the NASDAQ Global Market.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of greater than ten percent of our common stock (the “Reporting Persons”) to file reports of holdings and transactions in our common stock with the SEC.

Based solely on our review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements were met during our fiscal year ended December 31, 2016.

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement.  This proxy statement and our annual report are posted on our website at http://investors.apptio.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Apptio, Inc., Attention: Investor Relations, 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004.

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The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Bellevue, Washington

June 13, 2017

APPTIO, INC. 11100 NE 8TH STREET, SUITE 600 BELLEVUE, WA 98004

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

              KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPTIO, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees for Class I directors:
1.	Election of Directors	☐	☐	☐

Nominees:

01) Sachin (Sunny) Gupta
02) Ravi Mohan
03) Kathleen Philips
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com .

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APPTIO, INC.

Annual Meeting of Stockholders

July 27, 2017 8:30 AM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sunny Gupta, Kurt Shintaffer and John Morrow, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of APPTIO, INC. that the stockholder(s) is/are entitled to vote at the annual meeting of stockholders to be held at 8:30 AM Pacific Time on July 27, 2017, at 11100 NE 8th St., Suite 600, Bellevue, WA 98004, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side